Exhibit 99.1

Contacts:	Dudley CFO Mendenhall, W. (760) 494-1000 or Integrated Corporate Relations, Inc. Investor Relations: Andrew Greenebaum (310) 395-2215 Media Relations: John Flanagan/James McCusker (203) 682-8200

K2 Inc. Reports First Quarter 2006 Results

•	First Quarter 2006 Net Sales of $348.1 million, reflecting growth of 9.4%

•	First Quarter 2006 Adjusted diluted EPS of $0.10 versus $0.08 in 2005, up 25%

Carlsbad, California – April 26, 2006 - K2 Inc. (NYSE: KTO) today reported net sales for the first quarter ended March 31, 2006 of $348.1 million versus $318.3 million in the prior year, an increase of 9.4%. Adjusted net income for the first quarter of 2006 was $5.0 million, or $0.10 Adjusted diluted earnings per share, compared to Adjusted net income of $4.0 million, or $0.08 Adjusted diluted earnings per share, for 2005, for each period as adjusted pursuant to Table B below. Table B provides a reconciliation of GAAP operating income, net income and earnings per share to Adjusted operating income, net income and earnings per share for the three months ended March 31, 2006 and March 31, 2005, respectively.

Richard Heckmann, Chairman and Chief Executive Officer, said, “We generated outstanding performance in the first quarter, with significant sales growth in our seasonal product categories, and an improvement in our operating income as a percentage of sales of approximately 50 basis points over the same period in 2005. We are particularly proud of our Team Sports business, with sales growth of 22.4% compared to the first quarter of 2005, and an increase in operating income in the quarter to 9.7% of sales from 7.4% in the same period of 2005. Team Sports has been a work in progress the past few years as we have launched significant new product lines in bats, gloves, and protective equipment, integrated sales forces and improved our retail presence, combined distribution, and transitioned a significant amount of our manufacturing to our China facilities. We are now beginning to reap the benefits of those efforts. The other major seasonal contributor to the quarter was Marine and Outdoor, which also generated strong sales growth due to continued product innovation and brand extensions. In addition, we would like to emphasize that consistent with our original forecast for 2006, we brought our total debt down more than $44 million from year end 2005 due to a combination of higher profitability and improved working capital management.”

Review of Comparable 2006 Sales and Profit Trends

K2’s net sales for the first quarter of 2006 were $348.1 million, reflecting sales growth of 9.4% from the first quarter 2005. The increase in sales was due to increased sales in Team Sports and Marine and Outdoor segments offset by a decline in the Action Sports segment.

K2’s gross profit as a percentage of sales in the first quarter of 2006 stayed constant at 32.3% compared to the first quarter of 2005. K2’s operating profit, as a percentage of net sales for the first quarter of 2006 increased to 3.6% compared to 3.1% in the comparable 2005 period. The increase in operating margin for the quarter was due to decreased selling, general and administrative expenses as a percentage of sales in the Team Sports segment. For the first quarter of 2006 consolidated selling, general and administrative expenses, as a percentage of consolidated net sales decreased to 28.7% compared to 29.2% of net sales for the first quarter of 2005.

First Quarter Segment Review

The Action Sports segment has historically included skis, snowboards, bindings, snowshoes, in-line skates and paintball products. During 2005, the paintball business declined significantly. In order to improve efficiency, K2 reorganized the paintball business to operate more in line with how the components of the Team Sports segment operates, with increased emphasis on the mass merchant and large sporting goods retailer distribution. Upon completion of the reorganization in the first quarter 2006, K2 has adjusted its segment reporting to include paintball products in the Team Sports segment. Historical numbers presented below have been restated to reflect the change in segment reporting. For purposes of comparability, in 2005 paintball sales were $82 million and on a quarterly basis sales were approximately 19% in the first quarter, 25% in the second quarter, 21% in the third quarter, and 35% in the fourth quarter.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament and Stearns® marine and outdoor products generated sales of $123.1 million in the first quarter of 2006, an increase of 9.5% from the comparable quarter in 2005. The sales increase was due to increased sales of fishing tackle, antennas, ski vests, and the addition of sales of Hodgman® waders (acquired in the second quarter of 2005). For the first quarter of 2006, operating profits were $16.1 million, up slightly from $16.0 million in 2005.

Team Sports

Rawlings, Worth, K2 Licensed Products and Brass Eagle had total sales of $132.5 million in the 2006 first quarter, up 22.4% from the 2005 period. Operating profits were $12.9 million in the 2006 first quarter, up 60.1% from the 2005 period. Sales growth in 2006 was driven primarily by Rawlings®, Worth® and Miken® baseball and softball products and Rawlings® apparel product lines.

Action Sports

The first quarter is a seasonally slow quarter. Sales of winter products and in-line skates totaled $56.1 million in the first quarter of 2006, a decrease of 13.4% from the 2005 first quarter, partially due to licensing bikes to a third party in the third quarter of 2005. The operating loss was $10.9 million, a decrease in the loss of 6.1% from the first quarter 2005 loss of $11.6 million primarily due to a decline in selling and general and administrative costs.

Apparel and Footwear

Earth Products, Ex Officio and Marmot had sales of $36.4 million in the first quarter of 2006, an increase of 10.6% over the 2005 period due to an increase in sales of skateboard shoes and Marmot® and Ex Officio® products. The operating loss for the first quarter of 2006 was $1.8 million compared to an operating profit of $0.9 million in the first quarter of 2005. The decrease in profit was due to start up expenses associated with the opening of a new distribution center in Reno, Nevada, and integration expenses for combining design, development, and sourcing for several apparel brands.

The segment information presented below is for the three months ended March 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Marine and Outdoor	$123.1	$112.4	$40.5	$33.2	$16.1	$16.0
Team Sports	132.5	108.2	—	—	12.9	8.1
Action Sports	56.1	64.8	0.9	2.7	(10.9)	(11.6)
Apparel and Footwear	36.4	32.9	1.5	0.8	(1.8)	0.9

Total segment data	$348.1	$318.3	$42.9	$36.7	16.3	13.4

Corporate expenses, net					(3.0)	(2.7)
Interest expense					(7.8)	(7.2)

Income before provision for income taxes					$5.5	$3.5

Balance Sheet

At March 31, 2006, cash and accounts receivable decreased to $328.2 million as compared to $350.3 million at March 31, 2005. Inventories at March 31, 2006 increased to $358.7 million from $345.2 million at March 31, 2005, primarily as a result of the growth in new product lines.

The Company’s total debt decreased to $392.8 million at March 31, 2006 from $418.0 million at March 31, 2005. The decrease in debt as of March 31, 2006 is primarily the result of improved profitability and a reduction in working capital.

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2 to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 estimates that it incurred total expenses of approximately $3.3 million in 2005 and projects total expenses of approximately $3.4 million in 2006.

Outlook for 2006

For fiscal year 2006, K2 forecasts 2006 sales in the range of $1.33 to $1.38 billion, GAAP diluted earnings per share in the range of $0.73 to $0.76 and Adjusted diluted earnings per share in the range of $0.82 to $0.86, in each case based on assumed fully diluted shares outstanding of 55.8 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.78 to $0.83 and Adjusted basic earnings per share in the range of $0.90 to $0.95, in each case based on assumed basic shares outstanding of 47.1 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2006 fiscal year.

On a quarterly basis for 2006, K2 expects that seasonality in sales and earnings per share will be similar to the quarterly trends in 2005. For the first six months of 2006, K2 forecasts net sales in the range of $635 million to $650 million, and GAAP diluted earnings per share in the range of $0.08 to $0.10, and Adjusted diluted earnings per share in the range of $0.13 to $0.16, in each case based on assumed diluted shares outstanding of 47.9 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the first six months of 2006.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, April 26, 2006. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash charges including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. See Table B below for a further explanation of the “Adjusted” presentation.

K2’s management believes the Adjusted financial measures for 2005 and 2006, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, K2 Licensed Products and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF OPERATIONS

(unaudited in thousands, except for per share figures)

	First Quarter Ended March 31,
	2006	2005
Net sales	$348,071	$318,291
Cost of products sold	235,516	215,472

Gross profit	112,555	102,819
Selling expenses	61,875	58,715
General and administrative expenses	38,073	34,093

Operating income	12,607	10,011
Interest expense	7,833	7,253
Other income, net	(752)	(721)

Income before provision for income taxes	5,526	3,479
Provision for income tax expense	1,884	1,155

Net income	$3,642	$2,324

Basic earnings per share	$0.08	$0.05

Diluted earnings per share	$0.08	$0.05

Shares:
Basic	46,593	46,177
Diluted	47,397	47,502

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited in thousands)

	At March 31,
	2006	2005
Cash and cash equivalents	$16,400	$39,868
Accounts receivable, net	311,837	310,425
Inventories, net	358,686	345,160
Accounts payable	77,238	78,878
Total debt	392,837	418,025
Total shareholders’ equity	460,528	680,742

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(unaudited in thousands, except for per share amounts)

	First Quarter Ended March 31, 2006	First Quarter Ended March 31, 2005
Basic shares [A]	46,593	46,177
Dilutive impact of stock options and warrants and shares in escrow	804	1,325

Diluted shares [B]	47,397	47,502

Net income [C]	$3,642	$2,324

Basic earnings per share = [C] ÷ [A]	$0.08	$0.05

Diluted earnings per share = [C] ÷ [B]	$0.08	$0.05

Table B

K2 Inc.

Reconciliation of GAAP to Adjusted Results

(unaudited in thousands, except for per share amounts)

	First Quarter Ended March 31,
	2006	2005
Net sales (a)	$348,071	$318,291

Operating Income Reconciliation:
GAAP Operating Income (a)	$12,607	$10,011
Add: Amortization of acquired intangibles (b)	893	1,735
Non-cash stock compensation expense (c)	515	125

Adjusted Operating Income	$14,015	$11,871

Net Income Reconciliation:
GAAP Net Income (a)	$3,642	$2,324
Add: Amortization of acquired intangibles (b)	588	1,159
Non-cash stock compensation expense (c)	339	83
Amortization of capitalized debt costs (d)	395	417

Adjusted Net Income	$4,964	$3,983

GAAP and Adjusted Basic Shares Outstanding	46,593	46,177
GAAP and Adjusted Diluted Shares Outstanding	47,397	47,502
GAAP Basic earnings per share	$0.08	$0.05
GAAP Diluted earnings per share	$0.08	$0.05
Adjusted Basic earnings per share	$0.11	$0.09
Adjusted Diluted earnings per share	$0.10	$0.08

See footnotes and related information for tables B and C below

Table C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Six Months Ended June 30, 2006		Forecast Twelve Months Ended December 31, 2006
	Low	High	Low	High
Net Sales (a)	$635,000	$650,000	$1,330,000	$1,380,000
Operating Income Reconciliation:
GAAP Operating Income (a)	$20,900	$22,700	$86,000	$89,300
Add: Amortization of acquired intangibles (b)	1,792	1,792	3,553	3,553
Non-cash stock compensation expense (c)	980	980	2,300	2,300

Adjusted operating income	$23,672	$25,472	$91,853	$95,153

Net Income Reconciliation:
GAAP Net Income (a)	$3,800	$5,000	$36,800	$39,000
Add: Amortization of acquired intangibles (b)	1,181	1,181	2,341	2,341
Non-cash stock compensation expense (c)	646	646	1,516	1,516
Amortization of capitalized debt costs (d)	837	837	1,674	1,674

Adjusted Net Income	$6,464	$7,664	$42,331	$44,531

GAAP and Adjusted Basic Shares Outstanding	46,992	46,992	47,064	47,064
GAAP and Adjusted Diluted Shares Outstanding	47,912	47,912	55,816	55,816
GAAP Basic earnings per share	$0.08	$0.11	$0.78	$0.83
GAAP Diluted earnings per share	$0.08	$0.10	$0.73	$0.76
Adjusted Basic earnings per share	$0.14	$0.16	$0.90	$0.95
Adjusted Diluted earnings per share	$0.13	$0.16	$0.82	$0.86

See footnotes and related information for tables B and C below

FOOTNOTES AND RELATED INFORMATION FOR TABLES B and C

Explanation of adjustments:

(a)	Amounts represent K2’s actual or forecast net sales, operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.

(b)	Adjustment represents the actual and forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities. Amounts shown that reconcile to a net income figure are shown net of taxes.

(c)	Adjustment represents the actual and forecast non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R. Amounts shown that reconcile to a net income figure are shown net of taxes.

(d)	Adjustment represents the actual and forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Use of Adjusted Financial Information

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.